Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWSTAR REPORTS FIRST QUARTER CONSOLIDATED NET INCOME OF $6.2 MILLION, OR $0.12 PER DILUTED SHARE

Consistent operating results highlighted by seasonally strong new loan volume

•	New Loan Volume - New funded loan volume was $275 million, up $130 million or 90% from the first quarter of 2013.

•	Net Interest Margin – Margin widened slightly to 3.50% for the fourth quarter from 3.41% due to increased interest income on higher average loan balances.

•	Revenue – Risk-adjusted revenue[1] was up slightly from the prior quarter to $22.7 million as gains from the sale of equity interests retained in restructurings of impaired loans offset higher credit costs

•	Credit Costs – Provision for credit losses increased $3.5 million from the prior quarter primarily due primarily to a $2.6 million charge on a previously impaired loan.

•	Asset Quality – NPAs increased slightly to 3.8% of loans from 3.6% for the prior quarter as one new loan totaling $10.4 million was classified as non-accruing.

•	Funding – Completed new term debt securitization totaling $348 million in April 2014.

•	Stock Repurchase Program – On May 5, 2014, the Company authorized the repurchase of up to $20 million of the Company’s common stock.

Boston, May 7, 2014 – NewStar Financial, Inc. (NASDAQ: NEWS), a specialized commercial finance company, today reported consolidated net income of $6.2 million, or $0.12 per diluted share for the first quarter of 2014. Net income excluding the results of the Arlington Fund, a consolidated variable interest entity (“VIE”), was $6.0 million2. These results compare to net income of $6.4 million, or $0.12 per diluted share in the fourth quarter of 2013 and $6.2 million, or $0.12 per diluted share in the first quarter of 2013. Operating income before income taxes was $9.4 million for the first quarter of 2014 consistent with the fourth quarter of 2013 and $10.4 million in the first quarter of 2013.

“I am pleased to report that we started the year with a solid quarter highlighted by strong loan demand and consistent earnings. Origination volume was up sharply from the same quarter last year driven largely by loan demand derived from increasing middle market M&A activity,” said Tim Conway, NewStar’s Chairman and Chief Executive Officer. “Importantly, the quality of our current new business pipelines reflects a continuation of this positive trend into the second quarter and the pricing environment in our target markets remains relatively stable despite the excessive liquidity evident in the broader loan markets. As a result, we believe that middle market lending continues to offer the best relative value among credit investment options and NewStar is among only a few independent commercial lenders positioned to capitalize on it,” he added.

[1]	Risk-adjusted revenue is a non-GAAP financial measure. See “Non-GAAP Financial Measures” at the end of this press release and page 10 for reconciliation to GAAP net income.
[2]	Net Income excluding the results of the new Arlington Fund is a non-GAAP measure. See “Non-GAAP Financial Measures” at the end of this press release and page 10 for reconciliation to GAAP net income.

Managed and Owned Loan Portfolios

•	Total new funded loan volume was approximately $275 million in the first quarter compared to $331 million in the prior quarter (excluding the fourth quarter portfolio purchase from the NewStar Credit Opportunities Fund) and $145 million in the first quarter of the prior year. Higher volumes reflected increased demand for acquisition financing from financial sponsors compared to the same quarter in the prior year.

•	Consolidated loans were relatively consistent with the prior quarter, but up 24% from the first quarter of 2013, reflecting strong new loan volume, as well as the consolidation of loans managed in the Arlington Fund.

•	Excluding loans in the Arlington Fund, the owned loan portfolio remained at $2.2 billion when compared to the prior quarter, but was up 15% from the end of the first quarter of 2013.

•	The Leveraged Finance loan portfolio, excluding loans in the Arlington Fund, were consistent with the fourth quarter of 2013 at $1.8 billion, while asset-based loans and leases in our Business Credit portfolio increased 1% to $240 million.

•	Assets managed for third party institutional investors, including the Arlington Fund, decreased to $215 million at March 31, 2014, reflecting expected runoff of assets from the NewStar Credit Opportunities Fund.

•	Asset-based lending and equipment finance business lines each originated approximately $12 million in the first quarter of 2014, or 10% of new loan volume retained on the balance sheet.

•	The owned loan portfolio (excluding the Arlington Fund) remained balanced across industry sectors and highly diversified by issuer. As of March 31, 2014, no outstanding borrowings by a single obligor represented more than 1.4% of total loans outstanding, and the ten largest obligors comprised approximately 9.8% of the loan portfolio (excluding the Arlington Fund).

Arlington Fund

•	Loans managed for the benefit of the Arlington Fund and consolidated into NewStar’s results decreased to $165 million as of March 31, 2014 from $173 million as of December 31, 2013. At March 31, 2014, Loans held-for-sale included $26.8 million of loans intended to be sold to the Arlington Fund.

•	Borrowings under the Fund’s warehouse credit facilities were approximately $115 million and the Fund’s membership interests characterized as debt in accordance with GAAP were $30 million at March 31, 2014, both of which are consolidated into NewStar’s results.

•	The net results (after-tax) of the Fund included in NewStar’s financial statements as a consolidated VIE were $0.7 million in the first quarter, or approximately $0.01 per share, up from $0.6 million in the fourth quarter of 2013.

Net Interest Income / Margin

•	Net interest income increased to $21.8 million for the first quarter of 2014 compared to $21.1 million for the fourth quarter of 2013 and $21.0 million in the first quarter of 2013.

•	The portfolio yield decreased to 6.18% in the first quarter of 2014 compared to 6.37% in the prior quarter, and 6.50% in the first quarter of 2013, reflecting the impact of lower yields on new loan volume and repricings.

•	Net interest margin widened to 3.50% for the first quarter of 2014 compared to 3.41% for the fourth quarter of 2013 as interest income increased $1.1 million from the fourth quarter on higher average loan balances and interest expense increased $0.4 million. The increase in interest expense reflected higher average borrowings due primarily to the completion of a new term debt securitization and advances under warehouse lines, as well as, the consolidation of the Arlington Fund’s debt.

Non-Interest Income

•	Non-interest income was $6.7 million for the first quarter of 2014, up from $3.8 million for the fourth quarter of 2013, and $3.1 million for the first quarter of 2013. The change from the fourth quarter was due primarily to gains totaling $6.5 million recognized from the sale of equity retained in prior debt restructurings, which were partially offset by a $1.6 million loss recognized through equity method of accounting for interests in impaired borrowers.

•	Other non-interest income in the first quarter of 2014 consisted primarily of $0.4 million of unused fees on revolving credit commitments, $0.4 million of amendment and exit fees, and $0.3 million of fees generated by Business Credit. It also included approximately $0.7 million of revenue related to OREO currently being managed by the Company , which was offset by related OREO costs included in general and administrative expenses.

Expenses

•	Operating expenses remained consistent at $12.2 million in the first quarter of 2014 as compared to the fourth quarter of 2013.

•	Operating expenses excluding non-cash equity compensation[3] were $11.5 million in the first quarter and in the fourth quarter of 2013, or 1.8% of average assets on an annualized basis for each period.

•	The efficiency ratio excluding non-cash equity compensation[4] in the first quarter of 2014 was 40.39% compared to 46.15% in the prior quarter.

•	The Company had 98 full-time employees as of March 31, 2014 compared to 101 at December 31, 2013.

Income Taxes

•	Deferred income taxes decreased to $27.6 million as of March 31, 2014 compared to $30.2 million as of December 31, 2013 due primarily to a charge-offs in the first quarter of 2014, as well as the related timing differences between when credit costs are recognized according to GAAP and when they are recognized for income tax.

•	Approximately $19.5 million and $8.6 million of the deferred tax asset as of March 31, 2014 were related to our allowance for credit losses and equity compensation, respectively.

Loan Credit Quality

•	Total credit costs (including provision for credit losses and losses on OREO or interests retained in connection with workouts of impaired loans) in the fourth quarter of 2013 increased by $3.5 million to $5.8 million from $2.3 million in the prior quarter primarily due to a $2.6 million specific provision on a previously impaired loan.

•	Specific provision expense was approximately $4.1 million in the first quarter of 2014, up from $1.8 million in the prior quarter.

[3]	Operating expenses excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Financial Measures” at the end of this press release and page 10 for reconciliation of non-GAAP to GAAP measurements.
[4]	Efficiency ratio excluding non-cash equity compensation is a non-GAAP measure. See “Non-GAAP Financial Measures” at the end of this press release and page 10 for reconciliation of non-GAAP to GAAP measurements.

•	The allowance for credit losses was $39.6 million, or 1.72% of consolidated loans and approximately 52% of NPLs, at March 31, 2014, compared to $41.9 million, or 1.80% of loans and approximately 59% of NPLs, at December 31, 2013.

•	Non-performing assets increased by $5.8 million, or 7%, from the prior quarter as one legacy impaired loan totaling approximately $10.4 million was placed on non-accrual. Net charge-offs on non-performing assets totaled $5.5 million in the quarter. Total charge-offs were $8.0 million.

•	At March 31, 2014, loans with an aggregate outstanding balance of $76.6 million (net of charge-offs), or 3.33% of consolidated loans, were on non-accrual status compared to loans with an aggregate outstanding balance of $70.7 million (net of charge-offs), or 3.04% of loans at December 31, 2013. Non-performing assets, net of charge-offs, specific reserves and other adjustments were $90.0 million, or 3.82% of consolidated loans as of March 31, 2014.

Funding and Capital

•	Total cash and equivalents as of March 31, 2014 were $133.4 million, of which $24.1 million was unrestricted. Unrestricted cash decreased from approximately $43.4 million at December 31, 2013 due to primarily to continued investment in new loan origination. Restricted cash decreased from approximately $167.9 million to $103.6 (excluding cash at the Arlington Fund) million due primarily to timing differences in settlement dates of CLO trusts and other non-recourse, secured financing arrangements. Restricted cash at the Arlington Fund totaled $5.7 million.

•	Advances under credit facilities decreased by approximately $37 million. A credit facility provided by Wells Fargo used to fund asset based lending activity was amended during the quarter to increase the commitment amount by $25.0 million to $100.0 million.

•	Term debt decreased by approximately $34 million at March 31, 2014 due primarily to run-off of loans held in CLO trusts that were completed during 2006 and 2007. The corporate credit facility was amended during the first quarter to increase the commitment and the amount borrowed by $28.5 million to $228.5 million.

•	Completed eighth term debt securitization totaling $348.4 million in April 2014. All floating rate notes were priced at par to yield a weighted average spread of approximately Libor plus 232 bps. Placed various classes of rated notes totaling approximately $290 million with investors, which represented an advance rate of approximately 83% of CLO assets.

•	Total debt decreased by approximately $81.4 million to $1,881.4 million at March 31, 2014, which led to a decrease in balance sheet leverage to 3.0x from 3.2x at December 31, 2013. The decrease was due primarily to run-off of loans held in CLOs completed in 2006 and 2007 and lower advances under the asset-based lending credit facilities with Wells Fargo and DZ Bank.

Equity

•	On May 5, 2014, the Board of Directors authorized the repurchase of up to $20 million of the company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased will be determined by the company’s management based on its evaluation of market conditions and other factors. The repurchase program, which will expire on April 30, 2015 unless extended by the Board of Directors, may be suspended or discontinued at any time without notice.

•	Book value per share was $12.76 at the end of the first quarter of 2014, up $0.10 from $12.66 at the end of the prior quarter and up $0.57 from $12.19 at the end of the first quarter of 2013 primarily due to net income, the amortization of equity compensation into stockholders’ equity and an increase in the value of investments in debt securities.

•	Average diluted shares outstanding were 52.8 million shares for the quarter, which was down slightly from 53.0 million shares for the prior quarter. Total outstanding shares at March 31, 2014 were 48.9 million, up slightly from 48.7 million at December 31, 2013.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Investor Relations section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call. International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 14, 2014 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 34850441. The audio replay will also be available through the Investor Relations section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, New York, NY, Portland OR and San Francisco CA. For more detailed information, please visit our website at www.newstarfin.com.

For information contact:

Robert K. Brown	Brian J. Fischesser
500 Boylston St., Suite 1250	500 Boylston St., Suite 1250
Boston, MA 02116	Boston, MA 02116
P. 617.848.2558	P. 617.848.2512
F. 617.848.4390	F. 617.848.4398
rbrown@newstarfin.com	bfischesser@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding NewStar’s intention to repurchase shares of its common stock from time to time under a stock repurchase program. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2013 Annual Report on Form 10-K, as supplemented by the Risk Factors contained in our Quarterly Reports on Form 10-Q. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 with the SEC on or before May 12, 2014 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

Net income excluding the Arlington Fund (“Managed VIEs”) is a non-GAAP performance measure that we use to assess our business without giving effect to the consolidation of the Arlington Fund. Although, we consolidate all of the assets and liabilities of the Arlington Fund in accordance with GAAP, our maximum exposure to loss is limited to our investments in membership interests in Arlington Fund as well as our loan receivable and any accrued management fees receivable by us from the Arlington Fund. Since these items that define our economic relationship with Arlington Fund are eliminated upon consolidation, management uses net income excluding managed VIEs to assess its core economic performance. In addition, we manage the assets of the Arlington Fund solely for the benefit of its investors and lenders. If we were to liquidate, the assets of the Arlington Fund would not be available to our general creditors, and as a result, we do not consider the assets of the Arlington Fund to be part our assets. Conversely, the investors in the debt of Arlington Fund have no recourse to our general assets. Therefore, the Arlington Fund’s debt is not considered the Company’s obligation.

References to “risk-adjusted revenue” mean the sum of net interest income after provision for credit losses as determined under GAAP and non-interest income as determined under GAAP. NewStar management uses “risk adjusted revenue” to make operational and investment decisions, and NewStar believes that it provides useful information to investors in their evaluation of our financial performance and condition. A calculation of risk-adjusted revenue is included on page 10 of this release.

References to “operating expenses, excluding non-cash equity compensation” mean operating expenses as determined under GAAP, excluding compensation expense related to restricted stock grants and option grants. GAAP requires that these items be included in operating expenses. NewStar management uses “operating expenses, excluding non-cash equity compensation” to make operational and investment decisions, and NewStar believes that they provide useful information to investors in their evaluation of our financial performance and condition. Excluding the financial results and expenses incurred in connection with the compensation expense related to restricted stock grants and option grants eliminates unique amounts that make it difficult to assess our core performance and compare our period-over-period results. A reconciliation of operating expenses, excluding non-cash equity compensation to operating expenses is included on page 10 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

($ in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Assets:

Cash and cash equivalents	$24,063	$43,401	$27,581
Restricted cash	103,571	167,920	140,969
Investments in debt securities, available-for-sale	22,544	22,198	21,546
Loans held-for-sale, net	30,045	14,831	59,517
Loans and leases, net	2,080,553	2,095,250	1,748,454
Deferred financing costs, net	20,132	21,386	17,858
Interest receivable	7,080	7,415	8,626
Property and equipment, net	765	833	345
Deferred income taxes, net	27,574	30,238	40,895
Income tax receivable	607	2,007	1,724
Other assets	41,980	24,983	28,251

Subtotal	2,358,914	2,430,462	2,095,766
Assets of Consolidated Variable Interest Entity (VIE):
Restricted cash	5,723	1,950
Loans, net	163,988	171,427
Deferred financing costs, net	938	997
Interest receivable	793	1,079
Other assets	808	946

Total assets of Consolidated VIE	172,250	176,399

Total assets	$2,531,164	$2,606,861	$2,095,766

Liabilities:

Credit facilities	$300,508	$332,158	$213,859
Term debt	1,378,313	1,412,374	1,196,124
Repurchase agreements	57,739	67,954	30,194
Accrued interest payable	4,275	6,333	4,543
Accounts payable	584	588	1,186
Other liabilities	20,226	19,623	47,207

Subtotal	1,761,645	1,839,030	1,493,113
Liabilities of Consolidated VIE:
Credit facilities	114,844	120,344
Accrued interest payable - credit facilities	438	434
Subordinated debt - Fund membership interest	30,000	30,000
Accrued interest payable - Fund membership interest	180	843

Total liabilities of Consolidated VIE:	145,462	151,621

Total liabilities	1,907,107	1,990,651	1,493,113

NewStar Financial, Inc. stockholders’ equity	622,148	615,552	602,653
Retained earnings of Consolidated VIE	1,909	658

Total stockholders’ equity	624,057	616,210	602,653

Total liabilities and stockholders’ equity	$2,531,164	$2,606,861	$2,095,766

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
($ in thousands, except per share amounts)	March 31, 2014	December 31, 2013	March 31, 2013
Net interest income:
Interest income	$33,127	$32,283	$30,140
Interest expense	12,501	12,173	9,187

Net interest income	20,626	20,110	20,953
Provision for credit losses	5,807	2,309	718

Net interest income after provision for credit losses	14,819	17,801	20,235

Non-interest income:
Fee income	770	1,079	358
Asset management income	25	511	727
Loss on derivatives	(4)	(12)	(41)
Gain (loss) on sale of loans	(166)	—	27
Other income	6,093	2,239	2,032

Total non-interest income	6,718	3,817	3,103
Operating expenses:
Compensation and benefits	7,759	7,652	8,880
General and administrative expenses	4,369	4,541	4,031

Total operating expenses	12,128	12,193	12,911

Operating income before income taxes	9,409	9,425	10,427
Results of Consolidated VIE
Interest income	2,653	2,430
Interest expense - credit facilities	878	853
Interest expense - Fund membership interest	595	571
Other income	8	17
Operating expenses	60	64

Net results from Consolidated VIE	1,128	959

Income before income taxes	10,537	10,384	10,427
Income tax expense	4,334	4,024	4,273

Net income	$6,203	$6,360	$6,154

Non-GAAP after tax adjustments to net income:
Net results of Consolidated VIE	(664)	(587)
Interest income from loan to Consolidated VIE (1)	220	199
Interest income from Fund membership interest (2)	58	58
VIE management fee (3)	157	147
Fund membership interest dividend	—	50

Net income excluding managed VIE	$5,973	$6,227

Net income per share:
Basic	$0.13	$0.13	$0.13
Diluted	$0.12	$0.12	$0.12

Net income excluding managed VIE per share:
Basic	$0.12	$0.13
Diluted	$0.11	$0.12

Weighted average shares outstanding:
Basic	48,730,152	48,673,204	47,357,495
Diluted	52,789,947	53,016,813	53,256,113

(1)	Interest income earned by NewStar from the $20.4 million B Note with Arlington Fund which is eliminated in consolidation of the VIE.
(2)	Interest income earned by NewStar from its membership interest in Arlington Fund which is characterized as debt for consolidation and eliminated in consolidation of the VIE.
(3)	Management fee earned by NewStar which is eliminated in consolidation of the VIE.

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

Three Months Ended
($ in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Performance Ratios:
Return on average assets	0.98%	1.01%	1.18%
Return on average equity	4.05	4.12	4.17
Net interest margin, before provision	3.50	3.41	4.11
Efficiency ratio	42.72	49.13	53.67
Portfolio yield	6.18	6.37	6.50

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more past due (at period end)	1.51%	0.22%	2.08%
Delinquent loan rate for accruing loans 60 days or more past due (at period end)	—	—	—
Non-accrual loan rate (at period end)	3.33	3.04	4.19
Non-performing asset rate (at period end)	3.82	3.60	4.87
Annualized net charge off rate (end of period loans)	1.42	0.15	1.15
Annualized net charge off rate (average period loans)	1.41	0.17	1.13
Allowance for credit losses ratio (at period end)	1.72	1.80	2.50

Capital and Leverage Ratios:
Equity to assets	24.65%	23.64%	28.76%
Debt to equity	3.01	x	3.18	x	2.44	x
Book value per share	$12.76	$12.66	$12.19

Average Balances:
Loans and other debt products, gross	$2,347,674	$2,160,762	$1,876,273
Interest earning assets	2,528,474	2,457,831	2,069,667
Total assets	2,557,241	2,491,492	2,110,816
Interest bearing liabilities	1,905,993	1,838,145	1,451,092
Equity	620,467	613,007	599,061

Allowance for credit loss activity:
Balance as of beginning of period	$41,854	$40,445	$49,964
General provision for credit losses	1,710	464	301
Specific provision for credit losses	4,097	1,845	417
Net charge offs	(8,062)	(900)	(5,183)

Balance as of end of period	$39,599	$41,854	$45,499

Supplemental Data (at period end):
Investments in debt securities, gross	$25,298	$25,298	$25,298
Loans held-for-sale, gross	30,205	14,897	60,114
Loans held-for-investment, gross	2,302,007	2,325,144	1,820,369

Loans and investments in debt securities, gross	2,357,510	2,365,339	1,905,781
Unused lines of credit	303,794	326,231	260,590
Standby letters of credit	6,791	6,880	5,438

Total funding commitments	$2,668,095	$2,698,450	$2,171,809

Loans held-for-sale, gross	$30,205	$14,897	$60,114
Loans held-for-investment, gross	2,302,007	2,325,144	1,820,369

Total loans, gross	2,332,212	2,340,041	1,880,483
Deferred fees, net	(18,444)	(17,130)	(27,356)
Allowance for loan losses - general	(19,843)	(18,099)	(19,916)
Allowance for loan losses - specific	(19,339)	(23,304)	(25,240)

Total loans, net	$2,274,586	$2,281,508	$1,807,971

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
($ in thousands)	March 31, 2014	December 31, 2013	March 31, 2013
Performance Ratios:
Efficiency ratio	40.39	46.15	47.05

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$12,188	$12,257	$12,911
Less: non-cash equity compensation expense (2)	664	743	1,597

Adjusted operating expenses	$11,524	$11,514	$11,314

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Risk-adjusted revenue
Net interest income after provision for credit losses	$15,999	$18,807	$20,235
Non-interest income	6,726	3,834	3,103

Risk-adjusted revenue	$22,725	$22,641	$23,338

(1)	Adjustments are pre-tax.
(2)	Non-cash compensation charge related to restricted stock grants and option grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

($ in thousands)	March 31, 2014		December 31, 2013		March 31, 2013

Portfolio Data:
First mortgage	$122,803	5.2%	$123,029	5.2%	$148,867	7.8%
Senior secured asset-based	242,683	10.3	239,314	10.1	210,774	11.1
Senior secured cash flow	1,938,372	82.2	1,948,965	82.4	1,493,156	78.3
Other	53,652	2.3	54,031	2.3	52,984	2.8

Total	$2,357,510	100.0%	$2,365,339	100.0%	$1,905,781	100.0%

Leveraged Finance	$1,994,607	84.6%	$2,005,325	84.8%	$1,552,249	81.5%
Business Credit	240,100	10.2	236,985	10.0	204,649	10.7
Real Estate	122,803	5.2	123,029	5.2	148,883	7.8

Total	$2,357,510	100.0%	$2,365,339	100.0%	$1,905,781	100.0%

Managed loan portfolio
NewStar Financial, Inc. Loan portfolio	$2,192,290		$2,192,694		$1,905,781
Loans owned by Arlington Fund (1)	165,220		172,645		—
Loans owned by NewStar Credit
Opportunities Fund	50,179		93,263		531,499

Total	$2,407,689		$2,458,602		$2,437,280

(1)	Consolidated as a Variable Interest Entity